Exhibit 21.1

CytoSorbents Corporation

List of Subsidiaries

Name	Jurisdiction
CytoSorbents Medical Inc.*	Delaware
CytoSorbents Europe GmbH*	Germany
CytoSorbents Switzerland**	Switzerland

*Wholly-owned subsidiary of CytoSorbents Corporation

**Wholly-owned subsidiary of CytoSorbents Europe GmbH